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                                                                    EXHIBIT 11.1



                         EARNINGS PER SHARE COMPUTATION


Earnings per share calculations may be affected by the granting of stock options under the Company's stock option plan. The granting of these options may have a dilutive effect on earnings per common and common equivalent share. Following is a summary computation of the weighted average number of shares outstanding and earnings per share using the treasury-stock method. Primary and diluted earnings per share are the same for each period presented.

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
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                                                                                          Three Months Ended December 31,
                                                                                          --------------------------------
Weighted Average Shares Outstanding                                                            1999              1998
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
Common stock outstanding throughout the period                                              2,849,000            2,841,000
Weighted average exercised options                                                              3,000                   --
Dilutive unexercised stock options (Treasury Stock Method):
       Shares presumed issued at exercise ($1.00 in 1998)                                          --               81,000
       Less:  Shares repurchased with presumed proceeds at average per
              share price ($1.09 in 1998)                                                          --             ( 74,000)
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Weighted average shares outstanding                                                         2,852,000            2,848,000

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Antidilutive options for 246,000 shares were outstanding at exercise prices ranging from $1.00 to $5.50 at December 31, 1999 (160,000 shares at option prices from $3.00 to $5.50 at December 31, 1998).

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
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                                                              (a)               (b)
                                                                              Weighted           Per Share (a / b)
PER SHARE COMPUTATIONS                                     Results of         Average          ----------------------
                                                           Operations          Shares          1999              1998
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
Net loss    - Three Months Ended
              December 31, 1999                            $ (368,000)      2,852,000       $(.13)

Net income  - Three Months Ended
              December 31, 1998                            $   95,000       2,848,000                            $ .03
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